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                                                                    EXHIBIT 23.1


We consent to the reference to our firm under the captions "Selected Historical Consolidated Financial Data" and "Experts" and to the use of our report dated January 21, 2000 (except for the last paragraph of Note 5, as to which the date is February 3, 2000 and except for the first paragraph of Note 2, as to which the date is March 31, 2000), in the Registration Statement (Form S-1 No. 333-96223) and related Prospectus of BroadbandNOW, Inc. for the registration of shares of its common stock.



Dallas, Texas



The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts for the 2-for-1 stock split described in
Note 2 to the consolidated financial statements.


                                            /s/ Ernst & Young LLP

Dallas, Texas
March 17, 2000